I, George L. Jones, certify that the Form 10-Q for the quarter ended July 29, 2006, of Borders Group, Inc. fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) and that the information contained in the periodic report fairly presents, in all material respects, the financial condition and results of operations of Borders Group, Inc.

Date: August 31, 2006

/s/ George L. Jones
George L. Jones
President and Chief Executive Officer
Borders Group, Inc.